As filed with the Securities and Exchange Commission on February 20, 2025
Registration No. 333-259815
Registration No. 333-260481
Registration No. 333-262338
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259815
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260481
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262338

UNDER THE SECURITIES ACT OF 1933

GENEDX HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1966622
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 Ludlow Street, North Tower, 6th Floor
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
GENEDX HOLDINGS CORP. AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN
GENEDX HOLDINGS CORP. 2021 EMPLOYEE STOCK PURCHASE PLAN
MOUNT SINAI GENOMICS, INC. 2017 EQUITY INCENTIVE PLAN
GENEDX HOLDINGS CORP. EARN-OUT RSU AWARDS
(Full Title of the Plans)

Katherine Stueland
Chief Executive Officer
333 Ludlow Street, North Tower, 6th Floor
Stamford, Connecticut 06902
(Name and Address of Agent For Service)
(888) 729-1206
(Telephone Number, including area code, of agent for service)

Copies to:
Ethan Skerry Per B. Chilstrom Fenwick & West LLP 902 Broadway New York, New York 10010 (212) 430-2600	Kevin Feeley Chief Financial Officer GeneDx Holdings Corp. 333 Ludlow Street, North Tower, 6th Floor Stamford, Connecticut 06902 (888) 729-1206
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF CERTAIN SHARES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following registration statements (collectively, the “Registration Statements”) previously filed by GeneDx Holdings Corp., a Delaware corporation (the “Registrant”):

•a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2021 (Registration No. 333-259815), which registered certain shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), including 1,847,920 shares of Class A Common Stock issuable upon the vesting of certain RSU awards (the “Earn-Out RSUs”) that were expected to be granted to certain former equity award holders of Sema4 (as defined below) and certain employees of the Registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 9, 2021 (as amended, the “Merger Agreement”), by and among CM Life Sciences, Inc., S-IV Sub, Inc. and Mount Sinai Genomics, Inc. d/b/a Sema4 (“Sema4”);

•a Registration Statement on Form S-8 filed with the SEC on October 25, 2021 (Registration No. 333-260481), which registered an additional 841,844 shares of Class A Common Stock issuable upon the vesting of certain additional Earn-Out RSUs that were expected to be granted to certain former equity award holders of Sema4 and certain employees of the Registrant pursuant to the terms of the Merger Agreement; and

•a Registration Statement on Form S-8 filed with the SEC on January 25, 2022 (Registration No. 333-262338), which registered certain shares of Class A Common Stock and also contained a reoffer prospectus (the “Reoffer Prospectus”) that may be used for resales by certain selling stockholders named therein (the “Selling Stockholders”) of certain shares of Class A Common Stock, including 1,921,064 shares of Class A Common Stock issuable to the Selling Stockholders upon the vesting of the Earn-Out RSUs that had been or may have been granted by the Registrant to the Selling Stockholders pursuant to the terms of the Merger Agreement.

The “Earn-Out Period” under the Earn-Out RSUs has expired in accordance with the terms thereof and, as a result, none of the 1,921,064 shares of Class A Common Stock (the “Earn-Out RSU Shares”) previously registered pursuant to the Registration Statements will be issued thereunder. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Post-Effective Amendments are being filed to remove from registration all of the Earn-Out RSU Shares previously registered for (i) offering and sale by Registrant pursuant to the Earn-Out RSUs and (ii) offering and resale by the Selling Stockholders pursuant to the Reoffer Prospectus, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Earn-Out RSU Shares. No other securities registered for offering, sale and/or resale pursuant to the Registration Statements (including pursuant to the Reoffer Prospectus) are being deregistered hereby, and these Post-Effective Amendments shall not affect any awards or purchase rights granted or to be granted under the Company’s Amended and Restated 2021 Equity Incentive Plan, the Company’s 2021 Employee Stock Purchase Plan or the Mount Sinai Genomics, Inc. 2017 Equity Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the twentieth day of February, 2025.

GeneDx Holdings Corp.

By:	/s/ Katherine Stueland
Katherine Stueland
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act.